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                     March 18, 2021

       Sheng-Yih Chang
       Chief Financial Officer
       Hartford Great Health Corp.
       8832 Glendon Way
       Rosemead, California 91770

                                                        Re: Hartford Great
Health Corp.
                                                            Form 10-K for the
Year Ended July 31, 2020
                                                            Filed: November 10,
2020
                                                            File Number:
000-54439
                                                            Form 10-Q for the
Quarter Ended October 31, 2020
                                                            Filed: December 15,
2020

       Dear Mr. Chang:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Technology